Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni (310) 252-3524 LisaMarie.Bongiovanni@mattel.com	Mike Salop (310) 252-2703 Mike.Salop@mattel.com

MATTEL REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Third Quarter Highlights

•     Worldwide net sales up 7 percent;

•     Domestic gross sales up 5 percent and international gross sales up 12 percent;

•     Worldwide gross sales for core brands: Barbie® up 1 percent; Hot Wheels® up 3 percent; Core Fisher-Price® up 7 percent and American Girl® brands up 3 percent;

•     Gross margin increased 190 basis points of net sales; SG&A increased 240 basis points of net sales;

•     Operating income was $322.2 million compared to operating income of $308.8 million in the third quarter of 2005;

•     Net income was $239.0 million compared to net income of $225.3 million in the third quarter of 2005;

•     Earnings per share of $0.62 vs. prior year’s earnings per share of $0.55; and

•     The company completed a review of its historical stock option practices. Included in third quarter results is $19 million of pre-tax non-cash compensation expense (equivalent of $0.03 per share after tax) due to unintentional accounting errors related to certain stock option grants made prior to 2003.

EL SEGUNDO, Calif., October 16, 2006 – Mattel, Inc. (NYSE: MAT) today reported 2006 third quarter financial results. For the quarter, the company reported net income of $239.0 million, or $0.62 per share, compared to last year’s third quarter net income of $225.3 million, or $0.55 per share.

“I am pleased with our third quarter results. We had good performance across our portfolio, with especially strong contributions from Fisher-Price®, the CARS entertainment property, and girls brands such as Polly Pocket!™ and Pixel Chix™,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “The Barbie® business continued to show encouraging signs of stabilization, with U.S. sales increasing for the third consecutive quarter, and we generated early retail excitement with the introduction of TMX™ Elmo in September.”

Mattel Reports 3rd Quarter 2006 Earnings/Page 2 2 2

Financial Overview

For the quarter, net sales were $1.79 billion, up 7 percent compared to $1.67 billion last year, including a favorable change in currency exchange rates of 1 percentage point. On a regional basis, third quarter gross sales increased 5 percent in the U.S., and were up 12 percent in international markets, including a favorable impact of changes in currency exchange rates of 3 percentage points. Operating income for the quarter of $322.2 million increased from $308.8 million in 2005 primarily due to the growth in sales and improvement in gross margin.

The company’s debt-to-total-capital ratio was 28.8 percent. Consistent with the seasonality of the company’s business and its use of working capital, the company’s cash and equivalents declined by approximately $445 million during the nine months ended September 30, 2006, compared to a decline of approximately $983 million in the prior year period. During the third quarter, the company repurchased 2.4 million shares of its common stock at a cost of $39.4 million.

On October 3rd, the company completed the acquisition of Radica Games Limited, the maker of electronic entertainment toys, for total consideration of approximately $230 million. Since the transaction was completed in the fourth quarter, the acquisition was not included in Mattel’s third quarter results.

Sales by Business Unit

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for the Mattel Girls and Boys Brands business unit were $1.08 billion, up 8 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 1 percent. Worldwide gross sales for Other Girls Brands were up 16 percent, due to continued growth from the Pixel Chix™ and Polly Pocket!™ toy lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 3 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were up 27 percent for the quarter primarily due to the CARS toy line.

Fisher-Price Brands

Third quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price®, Little People®, and Power Wheels® brands, were $790.5 million, or up 9 percent versus the prior year. This reflects strong growth in Core Fisher-Price® and Fisher-Price Friends worldwide, including continued growth from Dora the Explorer™ and the launch of TMX™ Elmo.

Mattel Reports 3rd Quarter 2006 Earnings/Page 3 3 3

American Girl Brands

Third quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $71.2 million, up 3 percent versus last year primarily due to sales from the third American Girl Place® store, which opened in Los Angeles in April 2006.

Stock Option Review

During the third quarter of 2006, the Company, along with outside counsel, commenced and completed a comprehensive review of its historical stock option practices for grants made during the period beginning fourth quarter 1993 through third quarter 2006. The review found that there had been no backdating of stock option grants, no misconduct or manipulation associated with stock option grant dates, no intentional deviations from generally accepted accounting principles, and no material inaccuracies with respect to the current or historical financial statements of the Company. The review did identify some administrative procedural deficiencies which resulted in unintentional errors associated with incorrect accounting measurement dates for certain grants made to the general population of employees prior to 2003. The review found no errors associated with any executive officer or Board member grants and no errors associated with any grants made after 2002.

The unintentional accounting errors principally related to situations in which, as of the grant date approved by the Compensation Committee of the Board of Directors, an aggregate number of options to be granted was approved and the exercise price was established, but the allocation of those options to certain individual employee recipients was not yet finalized. The errors associated with the use of incorrect accounting measurement dates caused non-cash compensation expense to be understated by a cumulative amount of $19 million ($13 million net of income tax) over the years 1995 through 2005, the period in which the options in question vested. The impact on income from continuing operations was not material to any previously reported period (less than 1 percent in any individual year). Because the errors are not material, a correcting entry was recorded in the third quarter of 2006 to adjust for their cumulative impact on the Company’s financial statements. The adjustments increased SG&A and reduced operating income by $19 million, or 110 basis points of net sales. This resulted in an after-tax reduction to net income of $13 million, or 70 basis points of net sales. The net impact on third quarter earnings was a reduction of $0.03 per share.

Mattel Reports 3rd Quarter 2006 Earnings/Page 4 4 4

Live Webcast

Mattel will webcast its 2006 third quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, Oct. 17th at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 8926049.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains a forward-looking statement about stabilization of the Barbie® business. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2006		2005		Yr / Yr % Change	2006		2005		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,790.3		$1,666.1		7%	$3,541.3		$3,336.1		6%
Cost of sales	938.9	52.4%	904.8	54.3%	4%	1,941.9	54.8%	1,844.0	55.3%	5%

Gross Profit	851.4	47.6%	761.3	45.7%	12%	1,599.4	45.2%	1,492.1	44.7%	7%
Advertising and promotion expenses	205.9	11.5%	191.6	11.5%	7%	395.3	11.2%	372.4	11.2%	6%
Other selling and administrative expenses	323.3	18.1%	260.9	15.7%	24%	863.9	24.4%	776.8	23.3%	11%

Operating Income	322.2	18.0%	308.8	18.5%	4%	340.2	9.6%	342.9	10.3%	-1%
Interest expense	22.6	1.3%	16.8	1.0%	34%	53.8	1.5%	54.0	1.6%	0%
Interest (income)	(6.7)	-0.4%	(4.3)	-0.3%	57%	(22.0)	-0.6%	(28.7)	-0.9%	-24%
Other non-operating expenses (income), net	1.7		(15.0)			(2.0)		(28.7)

Income Before Income Taxes	304.6	17.0%	311.3	18.7%	-2%	310.4	8.8%	346.3	10.4%	-10%
Provision for income taxes	65.6		86.0			3.8		208.4

Net Income	$239.0	13.4%	$225.3	13.5%	6%	$306.6	8.7%	$137.9	4.1%	122%

EPS—Basic	$0.63		$0.56			$0.80		$0.34

Average Number of Common Shares Outstanding—Basic	378.6		403.7			384.5		409.8

EPS—Diluted	$0.62		$0.55			$0.79		$0.33

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	382.7		407.2			387.2		413.9

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except percentage information)	2006	2005	2006	2005
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,082.1	$1,005.0	$2,184.9	$2,083.2
% Change	8%	-5%	5%	-1%
Pos./(Neg.) Impact of Currency (in % pts)	2	2	0	2

Fisher-Price Brands	790.5	727.4	1,463.5	1,329.1
% Change	9%	6%	10%	5%
Pos./(Neg.) Impact of Currency (in % pts)	1	0	0	1

American Girl Brands	71.2	69.1	194.7	195.5
% Change	3%	12%	0%	19%

Other	5.9	3.5	13.4	12.1

Gross Sales	$1,949.7	$1,805.0	$3,856.5	$3,619.9

% Change	8%	0%	7%	2%
Pos./(Neg.) Impact of Currency (in % pts)	1	1	1	1

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,949.7	$1,805.0	$3,856.5	$3,619.9
Sales Adjustments	(159.4)	(138.9)	(315.2)	(283.8)

Net Sales	$1,790.3	$1,666.1	$3,541.3	$3,336.1

% Change	7%	0%	6%	3%
Pos./(Neg.) Impact of Currency (in % pts)	1	1	0	2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31, 2005
	2006	2005
(In millions)	(Unaudited)
Assets
Cash and equivalents	$552.4	$173.8	$997.7
Accounts receivable, net	1,387.9	1,262.4	760.6
Inventories	672.2	725.9	376.9
Prepaid expenses and other current assets	273.0	264.7	277.3

Total current assets	2,885.5	2,426.8	2,412.5
Property, plant and equipment, net	525.4	538.2	547.1
Other noncurrent assets	1,459.3	1,436.5	1,412.7

Total Assets	$4,870.2	$4,401.5	$4,372.3

Liabilities and Stockholders' Equity
Short-term borrowings	$57.4	$89.3	$118.0
Current portion of long-term debt	100.0	88.4	100.0
Accounts payable and accrued liabilities	1,206.1	1,069.2	1,062.4
Income taxes payable	134.6	262.4	182.8

Total current liabilities	1,498.1	1,509.3	1,463.2
Long-term debt	775.0	350.0	525.0
Other noncurrent liabilities	297.3	259.4	282.4
Stockholders' equity	2,299.8	2,282.8	2,101.7

Total Liabilities and Stockholders' Equity	$4,870.2	$4,401.5	$4,372.3

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2006	2005
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	70	68
Inventories
Days of Supply (DOS)	62	67
Total Debt Outstanding	$932.4	$527.7
Total Debt-to-Total Capital Ratio	28.8%	18.8%

	Nine Months Ended September 30,
(In millions)	2006 (a)	2005
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(368)	$(629)
Cash Flows (Used For) Investing Activities	(101)	(38)
Cash Flows From (Used For) Financing Activities and Other	24	(316)

(Decrease) in Cash and Equivalents	$(445)	$(983)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.